Exhibit 99.1
FOR IMMEDIATE RELEASE


                  LONGVIEW FIBRE COMPANY ANNOUNCES RECEIPT OF
                     CORRESPONDENCE FROM OBSIDIAN/CAMPBELL


LONGVIEW, Wash., June 29, 2006 - Longview Fibre Company (NYSE: LFB) today announced that it received a letter, dated June 28, 2006, from Obsidian Finance Group, LLC and The Campbell Group, LLC ("Obsidian/Campbell"), in which they indicated they were revising their proposed price to $20.51 per share in cash, subject to mathematical reduction to the extent shares are issued in the company's previously-announced special distribution at a value below their offer. The letter states that their proposed price per share takes into account the cash to be paid in the special distribution, and states that Obsidian/Campbell calculate that their new price equates to a pre-special distribution price of $28.05 per share.

As was the case with their previous proposal, Obsidian/Campbell's June 28 proposal, including price, is subject to certain conditions, including completion of satisfactory due diligence and financing. Obsidian/Campbell provided with their June 28 letter a copy of a letter from JPMorgan Chase Bank, N.A. relating to debt financing for their proposal. JPMorgan's commitment to provide financing is subject to completion of satisfactory due diligence and a number of other conditions.

Longview's Board of Directors rejected Obsidian/Campbell's previous proposal at a pre-special distribution price of $26 per share. The Board of Directors will review Obsidian/Campbell's June 28 proposal in due course.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Certain Information Regarding Participants

Longview Fibre Company's directors and certain of its executive officers, as well as Longview Fibre Company, may be deemed to be participants in any solicitation of Longview Fibre Company's shareholders in opposition to any solicitation conducted by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates for proxies to vote at the special

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meeting of Longview Fibre Company shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Longview Fibre Company's proxy statement for the company's 2006 annual meeting of shareholders, filed with the SEC on February 27, 2006 on Schedule 14A. A copy of that proxy statement may be obtained free of charge on the Securities and Exchange Commission's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Important Information

In connection with the special meeting of Longview Fibre Company shareholders, Longview Fibre Company expects to file a proxy statement and/or other soliciting materials and other relevant documents with the SEC. Shareholders should read any such proxy statement, other soliciting materials or other relevant documents when and if they become available, because they will contain important information. Shareholders may obtain copies of such documents (when and if they become available) free of charge on the SEC's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

Contacts

L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

Joele Frank / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
Email: ebrielmann@joelefrank.com